EXHIBIT 99.2

Fox & Hound Signs Amended Tender Offer/Merger Agreement With Levine Leichtman Capital Partners

Stockholders to Receive $16.00 in Cash Per Share

WICHITA, Kan., Jan. 17, 2006 (PRIMEZONE) -- Fox & Hound Restaurant Group (Nasdaq:FOXX) announced that it signed an Amended and Restated Agreement and Plan of Merger with Fox Acquisition Company ("FAC"), a newly formed affiliate of Levine Leichtman Capital Partners III, L.P. ("LLCP") for the acquisition of all of the Company's outstanding common stock for an all cash price of $16.00 per share.

The Board of Directors unanimously approved the Amended and Restated Merger Agreement. Consummation of the tender offer is subject to customary closing conditions, including a majority of Fox & Hound's outstanding shares on a fully diluted basis being tendered and not withdrawn. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been terminated by the Federal Trade Commission and is no longer a closing condition for the proposed transaction with FAC. In the Amended and Restated Merger Agreement, FAC also has agreed to waive the prior closing conditions relating to receipt of third party approvals and regulatory approvals relating to liquor license matters. FAC's tender offer currently expires at 5:00 p.m. New York City time on February 6, 2006, unless extended. The parties anticipate consummation of the tender offer in the first quarter of 2006, but there can be no assurance that the transaction can or will be completed by that time, if at all.

The Company has agreed in the merger agreement not to solicit alternative transactions. The Company may respond to certain unsolicited proposals and may terminate the merger agreement upon receipt of a superior proposal for an alternative transaction. Under certain circumstances, if the Company terminates the merger agreement for a superior proposal, the Company enters into an agreement with respect to an alternative transaction within twelve months following the termination of the merger agreement, a third party acquires a majority of the Company's common stock, or the Company withdraws or adversely modifies its recommendation of the offer, the Company will be required to pay a $5 million fee to LLCP. In addition, the Company has agreed to reimburse LLCP for its expenses in certain circumstances of up to $2 million.

Levine Leichtman Capital Partners, Inc. ("Levine Leichtman") is a Los Angeles, California private equity firm that was founded in 1984 by Arthur E. Levine and Lauren B. Leichtman. Levine Leichtman manages in excess of $1.1 billion of institutional investment capital through private equity partnerships. Levine Leichtman has a highly differentiated, multi-fund investment strategy focused on companies with revenues between $50 million and $500 million. Levine Leichtman is currently making new investments through Levine Leichtman Capital Partners III, L.P. and Levine Leichtman Capital Partners Deep Value Fund, L.P. Successful investments by Levine Leichtman include Jon Douglas Real Estate Services Group, Inc., Consumer Portfolio Services, Inc., the Quizno's Corporation and CiCi's Pizza, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. Our actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, potential increases in food, alcohol, labor, and other operating costs, changes in competition, the inability to find suitable new locations, changes in consumer preferences or spending patterns, changes in demographic trends, the effectiveness of our operating and growth initiatives and promotional efforts, and changes in government regulation. Further information about the factors that might affect the Company's financial and other results is included in the Company's 10-K and 10-Q, filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT:  Fox & Hound Restaurant Group
          Jim Zielke
          (316) 201-4006